IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

ALFONSO LARRIVA,

      P1aintiff,

            v.                                                                                        Civil Action No. 19026 NC

PATRICK L. BEACH, W. ROSS
MARTIN, H. REID SHERARD,
RICHARD J. PETERS, CREED L.
FORD, III, WILLIAM H. KRUL,
LEE C. HOWLEY, ALBERT T.
ADAMS, WILLIAM CHADWICK AND
CAPTEC NET LEASE REALTY, INC.

      Defendants.

COMPLAINT

      Plaintiff, Alfonso, Larriva, by his attorneys, alleges upon information and belief, except as to paragraph 1 which is alleged upon personal knowledge, as follows:

THE PARTIES

      1. Plaintiff owns 10,000 shares of common stock of Captec Net Lease Realty, Inc. (“Captec” or the “Company”) and has been the owner of such shares continuously since prior to the wrongs complained of herein.

      2. Defendant Captec is a Delaware corporation with its principal executive offices located at 24 Frank Lloyd Wright Drive, P.O. Box 544, Ann Arbor, Michigan. The Company is a real estate investment trust (“REIT”) for purposes of federal tax law. It acquires, develops, and owns high quality, free-standing properties to be leased principally on 1ong-term, triple-net basis to national and regional chain and franchised restaurants and retailers.

      3. Defendant Patrick Beach (“Beach”) is and at all times relevant hereto has been President, Chief Executive Officer, and Chairman of the Board of Captec.

      4, Defendants W. Ross Martin, H. Reid Sherard, Lee C. Adams, Creed L. Ford III, William H. Krul, Richard J. Peters, Lee C. Howley and William J. Chadwick are and at all times relevant hereto have been directors of Captec.

      5. The defendants referred to in paragraphs 3 and 4 are collectively referred to herein as the “Individual Defendants.”

      6. By reason of the above Individual Defendants’ positions with the Company as officers an/or directors, said individuals are in a fiduciary relationship with plaintiff and the other public stockholders of Captec, and owe plaintiff and the other members of the class the highest obligations of good faith, fair dealing, due care, loyalty and full, candid and adequate disclosure.

CLASS ACTION ALLEGATIONS

      7. Plaintiff brings this action on his own behalf and as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of himself and holders of Captec common stock (the “Class”). Excluded from the Class are defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants.

      8. This action is properly maintainable as a class action.

      9. The Class is so numerous that joinder of all members is impracticable. As of June 29, 2001, there were approximately 9.51 million shares of Captec common stock outstanding.

      10. There are questions of law and fact which are common to the Class including, inter alia, the following:

(a)	whether the proposed transaction described below is grossly unfair to the Class;

(b)	whether plaintiff and the other members of the Class would be irreparably damaged were the transactions complained of herein consummated;

(c)	whether defendants have breached the fiduciary and other common law duties they owed to plaintiff and the other members of the Class;

(d)	whether defendants wrongfully failed or refused to obtain or attempt to obtain a higher price for the assets of Captec; and

(e)	whether defendant Beach will be unduly enriched by the proposed transaction at the expense of the Company’s public shareholders.

      11. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff’s claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

      12. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests

      13. Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

SUBSTANTIVE ALLEGATIONS

      14. In December, 1999, the Individual Defendants proposed and entered into a merger agreement, over the objections of shareholders, between the Company and Captec Financial Group, Inc., a company owned by Beach, Ross and Sherard. Shortly after the filing of two class actions challenging the transaction as unfair self-dealing in April 2000, the Individual Defendants abandoned the proposed merger.

      15. Following the withdrawal of that proposed merger, and in response to a proxy contest waged by a dissident shareholder, the Individual Defendants began to consider alternatives to maximize shareholder value. In September 2000, they announced that they would pursue a sale of the Company.

      16. On July 2, 2001, Captec announced that it has entered into a definitive merger agreement (the “Merger Agreement”) with Commercial Net Lease Realty, Inc. (“CNL”), an equity RElT headquartered in Orlando, Florida (the “Merger”).

      17. Pursuant to the terms of the Merger Agreement, CNL will acquire all of the outstanding shares of common stock of Captec for a combination of cash and stock, including 0.4575 shares of CNL common stock, 0.21034679 shares of a new class of CNL preferred stock, 9.0% Series A Non-Voting Preferred Stock, and $1.27 in cash. Based upon the closing price of CNL common stock on the New York Stock Exchange on June 29, 2001, and the stated liquidation preference value of the preferred stock, Captec’s board of directors has estimated the value of the aggregate merger consideration to be paid to Captec’s stockholders at $13.05 per share.

      18. Immediately after the closing of the Merger, as part of the proposed transaction, an affiliate of defendant Beach will acquire certain unidentified non-real estate assets of Captec and assume liabilities associated with those assets (the “Asset Purchase”). Beach’s affiliate is to pay $7.5 million for these assets, which is less than half of the approximately $20 million value at which they are carried on Captec’s books.

      19. Beach has access to internal financial information about Captec, the true value of its properties, expected increase in true value and the benefits of ownership of those assets which have been hand-picked by him for purchase, to which plaintiff and the Class members are not privy. Beach, with the acquiescence of the Individual Defendants, is using such inside information to benefit himself and his affiliates (including several of the

Individual Defendants) in this transaction, to the detriment of the Captec’s public stockholders.

      20. Beach has clear and material conflicts of interest and is acting to better his own interests at the expense of Captec’s public shareholders. Beach has carefully selected valuable assets of the Company to purchase, all to the detriment of Captec and its shareholders.

      21. Beach, with the acquiescence of the Individual Defendants, is engaging in self-dealing and not acting in good faith toward plaintiff and the other members of the Class. By reason of the foregoing, the Individual defendants have breached and are breaching their fiduciary duties to the members of the Class.

      22. Moreover, the merger consideration to be paid to Class members is unconscionable, unfair and grossly inadequate because, among other things:

(a)	the consideration agreed upon did not result from an appropriate consideration of the value of Captec as the Individual Defendants were presented with, and asked to evaluate, the proposed merger without any attempt to sufficiently ascertain the true value of Captec through open bidding or a “market check” mechanism; and

(b)	under the terms of the Merger Agreement, plaintiff and the other members of the Class will not receive any premium and are being asked to sell their Captec shares for less than the market value of their shares (at the time the Merger was announced).

      23. The Individual Defendants were and are under a duty:

(a)	to fully inform themselves of Captec’s market value before taking, or agreeing to refrain from taking, action;

(b)	to act in the interests of the equity owners;

(c)	to maximize shareholder value;

(d)	to obtain the best financial and other terms when the Company’s independent existence will be materially altered by a transaction;

(e)	to act in accordance with their fundamental duties of due care and loyalty.

      24. By the acts, transactions and courses of conduct alleged herein, defendants, individually and as part of a common plan and scheme or in breach of their fiduciary duties to plaintiff and the other members of the Class, are attempting to benefit themselves and to unfairly deprive plaintiff and other members of the Class of the true value of their investment in Captec.

      25. Captec shareholders will, if the Merger is consummated, be deprived of the opportunity for substantial gains which the Company may realize.

      26. By reason of the foregoing acts, practices and course of conduct, defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward plaintiff and the other Captec public stockholders.

      27. As a result of the actions of defendants, plaintiff and the other members of the Class have been and will be damaged in that they have not and will not receive their fair proportion of the value of Captec’s assets and businesses and will be prevented from obtaining appropriate consideration for their shares of Captec common stock.

      28. Unless enjoined by this Court, the defendants will continue to breach their fiduciary duties owed to plaintiff and the other members of the Class, and may consummate the proposed transaction which will exclude the Class from its fair proportionate share of Captec’s valuable assets and businesses, and/or benefit them in the unfair manner complained of herein, all to the irreparable harm of the Class, as aforesaid.

      29. Plaintiff and the Class have no adequate remedy at law.

       WHEREFORE, plaintiff demands judgment and preliminary and permanent relief, including injunctive relief, in his favor and in favor of the Class and against defendants as follows:

1.	Declaring that this action is properly maintainable as a class action;

2.	Declaring that the Merger Agreement was entered into in breach of the fiduciary duties of the Individual Defendants and is therefore unlawful and unenforceable;

3.	Enjoining defendants from proceeding with the Merger Agreement and the Asset Purchase;

4.	Enjoining defendants from consummating the Merger, or a business combination with a third party, unless and until the Company adopts and implements a procedure or process to obtain the highest possible price for the Company;

5.	Directing the Individual Defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of shareholders until the process for the sale or auction of the Company is completed and the highest possible price is obtained;

6.	Rescinding, to the extent already implemented, the Merger Agreement or any of the terms thereof;

7.	Awarding plaintiff and the Class appropriate damages;

8.	Awarding plaintiff the costs and disbursements of this action, including reasonable attorneys’ and experts, fees;

9.	Granting such other and further relief as this Court may deem just and proper.

ROSENTHAL, MONHAIT, GROSS & GODDESS, P.A

By: /s/ Norman M. Monhait
Suite 1401, Mellon Bank Center 919 N. Market Street Wilmington, Delaware 19899 (302) 656-4433 Attorneys for Plaintiff

OF COUNSEL:

SCHIFFRIN & BARROWAY, LLP
Marc A. Topaz
Patricia C. Weiser
Three Bala Plaza East
Suite 400
Bala Cynwyd, PA 19004
(610) 667-7706

LAW OFFICES OF BRUCE G. MURPHY
Bruce G. Murphy
265 Llwyds Lane
Vero Beach, FL 32963
(561) 231-4204

WASINGER, KICKHAM & KOHLS
Stephen Wasinger
100 Beacon Centre
26862 Woodward Ave.
Royal Oak, MI 48607-0958
(248) 4l4-9900

July 27, 2001